Exhibit 11

Consent of Independent Accounting Firm

Ryse Inc.

Markham, Ontario

We consent to the inclusion in this Offering Statement of Ryse Inc. (the “Company”) on Form 1-A of our report dated May 6, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the years then ended, which report appears in this Offering Statement.

We also consent to the reference to our Firm in such Offering Circular.

/s/ BDO Canada LLP

BDO Canada LLP

Markham, Ontario

May 11, 2022